EXHIBIT 5


                  [International Game Technology Letterhead]


June 26, 2002

International Game Technology
9295 Prototype Drive
Reno, Nevada  89511

      Re:   REGISTRATION ON FORM S-8 OF INTERNATIONAL GAME TECHNOLOGY
            ----------------------------------------------------------

Ladies and Gentlemen:

      At your request, I have examined the Registration Statement (the "Registration Statement") on Form S-8 of International Game Technology, a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 4,000,000 shares (the "Securities") of the Company's Common Stock, par value $0.000625 per share (the "Common Stock"), to be issued or delivered pursuant to the International Game Technology 2002 Stock Incentive Plan (the "Plan"). I am familiar with the proceedings taken and proposed to be taken by you in connection with the authorization of the Plan and the Common Stock to be issued pursuant to and in accordance with the Plan.

      I am of the opinion that:

      (1) the Securities have been duly authorized by all necessary corporate action on the part of the Company; and

      (2) upon payment for and delivery of the Securities as contemplated by the Registration Statement and in accordance with the Plan, and either (a) the countersigning of the certificate or certificates representing the Securities by a duly authorized signatory of the registrar for the Common Stock, or (b) the book-entry of the Securities by the transfer agent for the Common Stock in the name of The Depository Trust Company or its nominee, the Securities will be validly issued, fully paid and nonassessable.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Respectfully submitted,

                                    /s/ Sara Beth Brown

                                    Sara Beth Brown
                                    General Counsel